Exhibit 2.4.1
JOINDER AGREEMENT
February 2, 2017

Reference is hereby made to that certain Agreement and Plan of Merger, dated as of January 30, 2017 (the “Merger Agreement”), by and between Keysight Technologies, Inc., a Delaware corporation (“Parent”), and Ixia, a California corporation (the “Company”). Unless otherwise defined herein, terms used herein shall have the meanings given to them in the Merger Agreement.

WHEREAS, the Merger Agreement provides that promptly following the execution and delivery thereof, Parent shall form a new wholly owned subsidiary as a California corporation and Parent shall cause such entity to, and such entity shall, sign a joinder agreement to the Merger Agreement and be bound thereunder;

WHEREAS, the undersigned, Keysight Acquisition, Inc., a California corporation (“Merger Sub”), was duly incorporated by Parent on February 1, 2017;

NOW, THEREFORE, in consideration of the foregoing, the mutual covenants, representations, warranties and agreements set forth in the Merger Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, intending to be legally bound, Merger Sub agrees as follows:

1.
Merger Sub is, and shall be deemed to be for all purposes, a party to the Merger Agreement, and is and shall be bound by all of the terms and conditions of the Merger Agreement applicable to Merger Sub, effective as of the date hereof, as if it were an original signatory thereto.

2.
Merger Sub expressly disclaims reliance on any and all representations and warranties other than the representations and warranties set forth in Article 3 of the Merger Agreement, whether express or implied.

3.	Merger Sub acknowledges and agrees that having actually obtained any consents or waivers referenced in Section 5.10 of the Merger Agreement is not a condition to Closing.

The provisions of Article 8 of the Merger Agreement are incorporated herein mutatis mutandis.

[Signature Page Follows]

IN WITNESS WHEREOF, Merger Sub has executed this Agreement as of the date set forth above and agrees to be bound by the terms of the Merger Agreement applicable to Merger Sub.

KEYSIGHT ACQUISITION, INC.

By:	/s/ Jeffrey K. Li
Name:	Jeffrey K. Li
Title:	Vice President, Assistant General Counsel, and Assistant Secretary

Acknowledged and agreed:

KEYSIGHT TECHNOLOGIES, INC.

By:	/s/ Stephen D. Williams
Name:	Stephen D. Williams
Title:	SVP, General Counsel, and Secretary

IXIA

By:	/s/ Matthew S. Alexander
Name:	Matthew S. Alexander
Title:	Senior Vice President, General Counsel, and Corporate Secretary